Contact:                 Mark A. Kopser

                                Senior Vice President and Chief Financial Officer

                                   or

                                Richard J. Sirchio

                                Treasurer and Vice President/Investor Relations

                                (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

EXPANDS PRESENCE IN OHIO

DALLAS, Texas (April 16, 2002) — United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has acquired a minority ownership interest in the Austintown Ambulatory Surgery Center in Austintown, Ohio, from James M. Conti, founder.  In addition, the Company has an option to acquire a majority ownership interest in the facility. Terms of the transaction were not disclosed.

Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “Built in 1980, Austintown Ambulatory Surgery Center was one of the first independent ambulatory surgery centers in Ohio and in the nation.  Today, it is a JCAHO-accredited, multi-specialty surgery center with state-of-the-art capabilities including five operating rooms.  We believe this facility represents an excellent complement to the two facilities we currently operate in Ohio.  We look forward to working with the surgeons associated with Austintown Ambulatory Surgery Center to build upon the facility’s excellent reputation by expanding the facility to be able to provide for more complex surgical procedures.”

United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 55 surgical facilities in the United States, Spain and the United Kingdom.  Of these facilities, the Company operates 22 domestic facilities through strategic relationships with ten major not-for-profit healthcare system partners.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) the risk that the Company will not complete the Murcia acquisition, (ii) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (iii) its ability to attract and retain qualified management and personnel, including physicians;(iv) the geographic concentration of the Company’s operations; (v) risks associated with the Company’s acquisition and disposition strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.